                                  Exhibit 21
                          Subsidiaries of Registrant


NSTAR (Merger of BEC Energy and Commonwealth Energy Systems)
 BEC Energy
  Boston Edison Company*
   Harbor Electric Energy Company
   BEC Funding LLC*
  BETG
   Boston Edison Services
   NorthWind Boston LLC

 Commonwealth Energy System
  Commonwealth Electric Company*
  Cambridge Electric Light Company*
  Canal Electric Company*
  Commonwealth Gas Company*
  COM/Energy Steam Company
  Hopkinton LNG Corp.
  Advanced Energy Systems, Inc. (MATEP)
  COM/Energy Services Company
  COM/Energy Acushnet Realty
  COM/Energy Cambridge Realty
  COM/Energy Freetown Realty
  COM/Energy Research Park Realty
  Darvel Realty Trust
  Energy Investment Services, Inc.

NSTAR Communications
NSTAR Services Corporation